Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

January 23, 2017

Board of Trustees

Pennsylvania Real Estate Investment Trust

The Bellevue

200 South Broad Street

Philadelphia, PA 19102-3803

Ladies and Gentlemen:

We are acting as counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Company”), in connection with the public offering of up to 6,900,000 shares of the Company’s 7.20% Series C Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share (the “Series C Preferred Shares”), all of which Series C Preferred Shares are to be sold by the Company pursuant to a prospectus supplement dated January 18, 2017 and the accompanying prospectus dated December 22, 2014 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, (File No. 333-201196) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We have also assumed that the Series C Preferred Shares will not be issued in violation of the ownership limits contained in the Company’s Trust Agreement as Amended and Restated December 18, 2008, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 15 of the Pennsylvania Consolidated Statutes, as amended, currently in effect. We express no opinion herein as to any other statutes, rules or regulations.

Board of Trustees Pennsylvania Real Estate Investment Trust	Page 2	January 23, 2017

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance and delivery of the Series C Preferred Shares pursuant to the terms of the Purchase Agreement, dated January 18, 2017, by and among the Company, PREIT Associates, L.P., a Delaware limited partnership and the Company’s operating partnership, and Wells Fargo Securities, LLC, as representative of the several underwriters listed on Schedule A attached thereto, and (ii) receipt by the Company of the consideration for the Series C Preferred Shares specified in the resolutions of the Board of Trustees of the Company and the Pricing Committee of the Board of Trustees of the Company, the Series C Preferred Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Series C Preferred Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP